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                                                                     EXHIBIT 4.7













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                           SECOND AMENDMENT TO AMENDED
                           ---------------------------
                          AND RESTATED CREDIT AGREEMENT
                          -----------------------------

           This Second Amendment to Amended and Restated Credit Agreement is executed as of the 2nd day of May, 1997, between Chemi-Trol Chemical Co., an Ohio corporation ("Borrower"), and The Fifth Third Bank of Northwestern Ohio, N.A. ("Bank").

           The parties executed (a) an Amended and Restated Credit Agreement dated as of May 2, 1996, whereby Bank agreed to make Revolving Loans to Borrower up to an amount of Fifteen Million Dollars ($15,000,000.00) through May 1, 1997, and (b) an Amendment to Credit Agreement dated as of February 28, 1997. For purposes herein, the Amended and Restated Credit Agreement dated as of May 2, 1996, as amended by the Amendment to Credit Agreement dated as of February 28, 1997, shall be referred to as the "Credit Agreement".

           Pursuant to Section 7.9 of the Credit Agreement, the parties desire to amend the terms of the Credit Agreement by extending the Termination Date. Capitalized terms defined in the Credit Agreement shall have the same meaning when used herein.

           NOW, THEREFORE, in consideration of the parties agreement to amend the Credit Agreement, the premises and covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to amend the Credit Agreement as follows:

         1. Section 2.1 of the Credit Agreement is hereby amended to provide that the Termination date shall be May 2, 1998.

         2. Section 2.3 of the Credit Agreement is hereby amended to change May 2, 1997, in both instances, to May 2, 1998.

         3. Section 2.4 of the Credit Agreement is hereby amended to change May 2, 1997, to May 2, 1998.

           Except as specifically amended herein, all terms and provisions of the Credit Agreement shall remain in full force and effect through the extended Termination Date of May 2, 1998. Borrower hereby reaffirms the original and amended notes, security agreements financing statements and other security documents previously executed by it in connection with the Credit Agreement and acknowledges that such documents remain in full force and effect as evidence of and security for the Revolving Loans, and the repayment of the Revolving Loans, as the same may be amended hereby.

         Executed as of the date first written above.


CHEMI-TROL CHEMICAL CO.                      FIFTH THIRD BANK OF
                                             NORTHWESTERN OHIO,  N.A.


By:/S/   Arthur  F.  Doust                   By:/S/   Jeffery  C.  Shrader
                  C.E.O.                              Vice President


By:/S/  Robert  W.  Woolf
                  President





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